                                                                    EXHIBIT 10.2

                             MERCEDES-BENZ USA, LLC

                                     MAYBACH
                         PASSENGER CAR DEALER AGREEMENT

                                TABLE OF CONTENTS
                                -----------------

DEALER AGREEMENT                                                          PAGE
                                                                          ----

       MAYBACH STATEMENT OF COMMITMENT                                      (i)

       A.   APPOINTMENT OF DEALER                                          (ii)
       B.   TERM                                                           (ii)
       C.   ADDITIONAL PROVISIONS                                          (ii)
       D.   DEALER OWNERSHIP                                               (ii)
       E.   DEALER MANAGEMENT                                             (iii)
       F.   DEALERSHIP FACILITIES                                         (iii)
       G.   MODIFICATION OF AGREEMENT                                      (iv)
       H.   EXECUTION OF AGREEMENT                                         (iv)
       I.   MUTUAL RELEASE                                                 (iv)
       J.   CERTIFICATION                                                  (iv)

       FINAL PARAGRAPH                                                      (v)

STANDARD PROVISIONS

I.     ACQUISITION, DELIVERY AND INVENTORY OF MAYBACH
       PASSENGER CAR PRODUCTS                                                1

       A.   PRICES AND TERMS OF SALE                                         1
       B.   AVAILABILITY AND ALLOCATION OF PRODUCTS                          1
       C.   DELIVERY OF PRODUCTS                                             1
       D.   PASSAGE OF TITLE                                                 1
       E.   RISK OF DAMAGE OR LOSS                                           2
       F.   DELAY OR FAILURE OF DELIVERY                                     2
       G.   DIVERSION AND STORAGE CHARGES                                    2
       H.   SECURITY INTEREST                                                2

            1.   Grant of Security Interest                                  2
            2.   Default in Payment                                          3
            3.   Assembly of Collateral, Payment of Costs and
                 Notices                                                     3
            4.   Recording and Further Assurances                            3
            5.   Records and Schedules of Inventory                          4



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                                                                          PAGE
                                                                          ----

       I.   CHANGES OF DESIGN, SPECIFICATIONS OR OPTIONS                     4
       J.   DISCONTINUANCE OF MANUFACTURE OR
            IMPORTATION                                                      4
       K.   MINIMUM VEHICLE INVENTORIES                                      4
       L.   PRODUCT MODIFICATIONS                                            4

II.    DEALER'S MARKETING AND SALES OF MAYBACH
       PASSENGER CAR PRODUCTS                                                5

       A.   DEALER'S GENERAL RESPONSIBILITIES                                5
       B.   EXPORT POLICY                                                    5
       C.   DEALER ASSOCIATION                                               6
       D.   PRE-OWNED VEHICLES                                               6
       E.   AREA OF INFLUENCE                                                6
       F.   EVALUATION OF DEALER'S MARKETING AND
            SALES PERFORMANCE                                                6

III.   DEALER'S SERVICE OBLIGATIONS                                          7

       A.   CUSTOMER SERVICE STANDARDS                                       7
       B.   DEALER'S SPECIFIC SERVICE OBLIGATIONS                            7

            1.   Pre-Delivery Inspections and Service                        7
            2.   Warranty Repairs and Policy Service                         7
            3.   Service Campaign Inspections and Corrections                8
            4.   Roadside Assistance Program                                 8

       C.   USE OF PARTS AND ACCESSORIES IN
            NON-WARRANTY SERVICE                                             8

            1.   Quality Standards                                           8
            2.   Dealer's Disclosures as to Use of and
                 Warranties for Non-Genuine Parts and Accessories            9

       D.   COMPLIANCE WITH SAFETY AND EMISSION
            CONTROL REQUIREMENTS                                             9

       E.   COMPLIANCE WITH CONSUMER PROTECTION
            STATUTES, RULES AND REGULATIONS                                 10

IV.    DEALER'S SERVICE AND PARTS ORGANIZATION                              10

       A.   ORGANIZATION AND STANDARDS                                      10
       B.   SERVICE EQUIPMENT AND SPECIAL TOOLS                             11



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                                                                          PAGE
                                                                          ----

            1.   Special Tools                                              11
            2.   Service Equipment                                          11

       C.   PARTS STOCKING AND SERVICE LEVELS                               11
       D.   AFTER HOURS DELIVERY                                            12
       E.   ASSISTANCE PROVIDED BY MBUSA                                    12

            1.   Service Manuals and Materials                              12
            2.   Field Personnel Assistance                                 12

       F.   EVALUATION OF DEALER'S SERVICE
            AND PARTS PERFORMANCE                                           12

       G.   ADDITIONAL FACILITIES OR LOCATIONS                              12

V.     CUSTOMER SATISFACTION RESPONSIBILITIES                               13

       A.   DEALER'S CUSTOMER SATISFACTION
            OBLIGATIONS                                                     13

            1.   Dealer's Customer Satisfaction Plan                        13
            2.   Employee Training                                          13
            3.   Customer Assistance Response System                        13

       B.   EVALUATION OF DEALER'S CUSTOMER
            SATISFACTION PERFORMANCE                                        13

VI.    DEALERSHIP FACILITIES AND
       IDENTIFICATION                                                       14

       A.   LOCATION AND FACILITIES                                         14
       B.   CHANGES AND ADDITIONS                                           14
       C.   DEALER'S OPERATING HOURS                                        15
       D.   CORPORATE IDENTITY                                              15
       E.   EVALUATION OF DEALERSHIP
            FACILITIES                                                      15
       F.   OWNERSHIP AND USE OF MAYBACH MARKS                              16

            1.   Validity and Exclusive Ownership of
                 Maybach Marks                                              16
            2.   Use by Dealer                                              16
            3.   Discontinuance of Use                                      16
            4.   Enforcement                                                17

VII.   WARRANTIES                                                           17



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                                                                          PAGE
                                                                          ----

VIII.  CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS                         17

       A.   NET WORKING CAPITAL                                             17
       B.   FLOORING AND LINES OF CREDIT                                    18
       C.   PAYMENT TERMS                                                   18
       D.   UNIFORM ACCOUNTING SYSTEM                                       18
       E.   RECORDS MAINTENANCE                                             19
       F.   EXAMINATION OF DEALERSHIP
            ACCOUNTS AND RECORDS                                            19
       G.   TAXES                                                           19
       H.   CONFIDENTIALITY                                                 19
       I.   DEALER COMMUNICATIONS
            SYSTEM AND PROPRIETARY MANUFACTURER
            SYSTEMS                                                         19
       J.   SALES REPORTING                                                 20

IX.    TRANSFERS                                                            20

       A.   SALE OF ASSETS OR OWNERSHIP INTEREST                            20
       B.   RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE                    21

            1.   Rights Granted                                             21
            2.   Exercise of MBUSA's Rights                                 21
            3.   Right of First Refusal                                     22
            4.   Option to Purchase                                         22
            5.   Dealer's Obligations                                       22

X.     SUCCESSION RIGHTS UPON DEATH OR INCAPACITY                           23

       A.   SUCCESSION TO OWNERSHIP AFTER DEATH OF
            OWNER                                                           23
       B.   INCAPACITY OF OWNER                                             24
       C.   NOMINATION OF SUCCESSOR PRIOR TO DEATH
            OR INCAPACITY OF OWNER                                          24

XI.   TERMINATION                                                           25

       A.   VOLUNTARY TERMINATION BY DEALER                                 25
       B.   TERMINATION FOR CAUSE                                           25

            1.   Immediate Termination                                      25
            2.   Termination Upon Sixty Days Notice                         27
            3.   Termination for Failure of Performance                     28
            4.   Termination Upon Death or Incapacity                       28



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                                                                          PAGE
                                                                          ----

       C.   TERMINATION UPON TERMINATION OF
            DISTRIBUTORSHIP                                                 28
       D.   TERMINATION FOR FAILURE OF MBUSA TO BE
            LICENSED                                                        28
       E.   TERMINATION UPON OFFERING TO ENTER INTO A
            NEW OR AMENDED PASSENGER CAR DEALER
            AGREEMENT                                                       29
       F.   NOTICE OF TERMINATION                                           29
       G.   CONTINUANCE OF BUSINESS RELATIONS                               29
       H.   REPURCHASE PROVISIONS                                           29

            1.   MBUSA's Obligations                                        29
            2.   Dealer's Responsibilities                                  30
            3.   Payment by MBUSA                                           31

XII.   DEFENSE AND INDEMNIFICATION                                          31

       A.   DEFENSE AND INDEMNIFICATION BY MBUSA                            31
       B.   DEFENSE AND INDEMNIFICATION BY DEALER                           32
       C.   CONDITIONAL DEFENSE AND/OR
            INDEMNIFICATION                                                 33
       D.   THE EFFECT OF SUBSEQUENT DEVELOPMENTS                           33
       E.   TIME TO RESPOND AND RESPONSIBILITIES
            OF THE PARTIES                                                  34

XIII.  NOTICE OF BREACH OR FAILURE TO ACT IN GOOD FAITH                     34

XIV.   GENERAL PROVISIONS                                                   34

       A.   NOTICES                                                         34
       B.   NO IMPLIED WAIVERS                                              35
       C.   SOLE AGREEMENT OF THE PARTIES                                   35
       D.   DEALER NOT AN AGENT OR REPRESENTATIVE                           35
       E.   ASSIGNMENT OF RIGHTS OR DELEGATIONS OF
            DUTIES                                                          35
       F.   NO FRANCHISE FEE                                                35
       G.   BENEFIT                                                         36
       H.   NEW JERSEY LAW                                                  36

XV.    DEFINITIONS                                                          36

XVI.   ADDITIONAL PROVISIONS                                                38

                             MERCEDES-BENZ USA, LLC

                              MAYBACH PASSENGER CAR
                                DEALER AGREEMENT


                  This MAYBACH PASSENGER CAR DEALER AGREEMENT is effective as of the day last set forth below by and between Mercedes-Benz USA, LLC ("MBUSA") and the natural person or entity identified as "Dealer" in the Final Paragraph of this Agreement.

                           MAYBACH STATEMENT OF COMMITMENT

This Agreement states the commitment of MBUSA and Dealer to each other as well as their relationship to the owners of Maybach Passenger Car Products.

MBUSA, the exclusive distributor of Maybach Products in the United States of America and its territories and possessions, brings to this relationship the peerless reputation and image of Maybach. DCAG has produced automobiles longer than any other manufacturer in the world. It has never let sheer numbers of production, or the requirement of transportation alone, become the yardstick for the design of its products. Its devoted craftsmen have built, and continue to build, the finest automobiles in the world. Since 1886, DCAG has produced automobiles that have been and continue to be the pride of discriminating owners all over the world.

Maybach passenger car dealers are community leaders whose reputation, integrity and expertise are essential to the sale and servicing of Maybach Passenger Cars. They must have well-located places of business with outstanding sales, service and parts facilities; they must be staffed by courteous and well-trained personnel who are dedicated to serving Maybach customers during the acquisition and ownership experience; and they must be focused on attaining the collective long-term goals reflected herein as well as their own individual goals.

Maybach owners are loyal, devoted and proud; but they are also demanding towards the factory as far as the product is concerned and towards the dealer as to how it is sold and serviced. MBUSA and Dealer are committed to meeting and, where possible, exceeding those high expectations.

By executing this Agreement, and pursuant to its terms, MBUSA and its Maybach Passenger Car dealers dedicate themselves jointly to serving and satisfying the past, present and future owners of Maybach Passenger Car Products.



                                     -(i)-

A.       APPOINTMENT OF DEALER

         MBUSA hereby appoints Dealer and grants it the non-exclusive right to buy and resell Maybach Passenger Car Products. Dealer accepts such appointment and understands that its appointment as a Dealer (i) does not grant it an exclusive right to sell Maybach Passenger Car Products in its Area of Influence or in any other geographic area, and (ii) does not grant it any right to buy or resell vehicles or other products that are not Maybach Passenger Car Products.

B.       TERM

         This Agreement shall have a term commencing on its effective date and continuing until the date set forth in the Final Paragraph.

C.       ADDITIONAL PROVISIONS

         The accompanying Maybach Passenger Car Dealer Agreement Standard Provisions, Dealer AOI Space Analysis Addendum, Dealer Operating Requirements Addendum, Dealer Area of Influence Addendum, Dealer Improvement Addendum (if applicable), other facility addenda (if applicable) as identified in Paragraph F, and Communications Guidelines and Graphic Standards are hereby incorporated into and made a part of this Agreement. Dealer further agrees to be bound by and comply with the Warranty Manual, Dealership Facility Planning & Corporate Identification Manual, and all other manuals, bulletins, instructions and directives issued to Dealer by MBUSA.

D.       DEALER OWNERSHIP

         This is a personal service agreement. MBUSA is entering into this Agreement in reliance upon the personal qualifications, reputation, integrity and expertise of Owners and upon their representation that they are committed to achieving the purposes and goals of this Agreement. Dealer agrees that there will be no change in the identity of Owner or in Dealer's ownership, name, identity, business organization or structure without the prior written consent of MBUSA, which consent shall not be unreasonably withheld; provided, however, that anything herein to the contrary notwithstanding, Dealer agrees that it shall not sell or transfer Dealer's principal assets or any ownership interest of Owner relating to the conduct of Dealership Operations hereunder separate and apart from the assets or ownership interest relating to the conduct of "Dealership Operations" under the Mercedes-Benz Passenger Car Dealer Agreement and the Mercedes-Benz Light Truck Dealer Agreement. If Dealer is a corporation, Dealer agrees to notify MBUSA in writing of any change in the identity of its officers or directors.


                                     -(ii)-

E.       DEALER MANAGEMENT

         MBUSA and Dealer agree that qualified dealership management is critical to the successful operation of the Dealer. Dealer agrees, and MBUSA enters into this Agreement on the condition, that at least one Owner, the Dealer Operator, shall have full managerial authority for Dealership Operations, shall continually provide his or her personal services in operating the Dealership, and shall be physically present at the Dealership Facilities on a full-time basis. Dealer further agrees that the Dealer Operator hereunder shall be the same person as the "Dealer Operator" under the Mercedes-Benz Passenger Car Dealer Agreement and the Mercedes-Benz Light Truck Dealer Agreement. If the Dealer Operator has or in the future acquires an ownership interest in another Maybach Passenger Car dealer where he or she desires to serve temporarily as the Dealer Operator, MBUSA shall give Dealer and the other dealer a reasonable period of time within which to designate a separate and distinct Dealer Operator satisfactory to MBUSA for each such dealer. Dealer agrees that there will be no change in the identity of the Dealer Operator without the prior written consent of MBUSA, which consent shall not be unreasonably withheld.

F.       DEALERSHIP FACILITIES

         Dealer agrees that the Dealership Facilities shall satisfy all applicable provisions of this Agreement, including the facility, space, appearance, layout, equipment and corporate identification requirements in the Dealer AOI Space Analysis Addendum and Dealership Facility Planning & Corporate Identification Manual. In addition, Dealer agrees to acquire and maintain the Maybach Environment as outlined in the Maybach Dealer Franchise Guide. Unless otherwise provided in the Dealer AOI Space Analysis Addendum, MBUSA hereby approves the location(s) of the Dealership Facilities identified in the Final Paragraph for the exclusive purpose of: (i) showroom and sales facility for Maybach Passenger Cars; (ii) service and parts facility for Maybach Passenger Cars; (iii) facilities for display and sale of pre-owned Maybach vehicles; and (iv) if applicable, other facilities for such other purpose(s) as may be identified in the Final Paragraph. Additional facilities will operate pursuant to the terms of the Maybach Passenger Car Dealer Agreement herein and the following Dealer Agreement Addenda if applicable: Service Center Addendum, Pre-Owned & Service Center Addendum, and Service Annex Addendum. Dealer shall not move, relocate or change the designated usage or function of the Approved Location(s) or any of the Dealership Facilities without the prior written consent of MBUSA. At all times, Dealer shall conduct Dealership Operations hereunder in conjunction with, and at the "Approved Location(s)" and "Dealership Facilities" for, its "Dealership Operations" under the Mercedes-Benz Passenger Car and Light Truck Dealer Agreement, Dealer shall not add sales, service or parts operations for any other line of vehicles to the Dealership Facilities or at the Approved Location(s) without the prior written consent of MBUSA.


                                     -(iii)-

G.       MODIFICATION OF AGREEMENT

         No waiver, modification or change of any of the terms of this Agreement or change or erasure of any printed part of this Agreement or addition to it (except filling of blank spaces and lines) will be valid or binding on MBUSA unless approved in writing by the President or a Vice President of MBUSA.

H.       EXECUTION OF AGREEMENT

         This Agreement shall not become effective until signed by a duly authorized officer of Dealer, if a corporation or limited liability company, or by one of the general partners of Dealer, if a partnership, or by the named individual if a sole proprietorship, and countersigned by the President or a Vice President of MBUSA.

I.       MUTUAL RELEASE

         Each party hereby releases the other from any and all claims and causes of action that it may have against the other for money damages arising from any event occurring up to and including the effective date of this Agreement, except for any accounts payable by one party to the other reflected on the MBUSA Consolidated Statement or adjustments to any prior payment, credit or other benefit arising from any audit or other examination conducted by MBUSA with respect thereto. This mutual release does not extend to claims that either party does not know or reasonably suspect to exist in its favor as of the effective date of this Agreement or that arise under Section XII of the Standard Provisions to this Agreement.

J.       CERTIFICATION

         By their signatures below, the parties certify that they have read and understand this Agreement, including all of the additional provisions incorporated herein, and agree to be bound by and comply with all of its terms and conditions.



                                     -(iv)-

FINAL PARAGRAPH


Dealer is_______________________________________, a (an)________________________
incorporated or formed under the laws of the State of___________________________ doing business as_______________________________________________________________
("Dealer"). Dealer is located in ______________, _______________________________
                                      City                  State


The Owners of Dealer (including all shareholders, general and limited partners, and other owners) are as follows:
                                                         PERCENTAGE
NAME                        RESIDENCE                    INTEREST
--------------------        ---------------------        ----------


The Dealer Operator of Dealer is as follows:


NAME                        RESIDENCE
--------------------        ---------------------



Showroom and Sales Facility for Maybach Passenger Cars located at:


Service and Parts Facility for Maybach Passenger Cars located at:


Facilities for the display and sale of pre-owned Maybach Vehicles located at:



                IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the _____day of ___________, ____ at Montvale, New Jersey. This Agreement shall have a term commencing on its effective date and continuing until _____________, _______.



DEALER:                                 MERCEDES-BENZ USA, LLC


By________________________________      By _____________________________________
             Signature                                  Vice President


__________________________________      Attested by: ___________________________
       Type Name and Title



Attested by:_____________________





                                     -(v)-

                             MERCEDES-BENZ USA, LLC

                     MAYBACH PASSENGER CAR DEALER AGREEMENT
                               STANDARD PROVISIONS


I.       ACQUISITION, DELIVERY AND INVENTORY OF MAYBACH PASSENGER
         CAR PRODUCTS

         A.       PRICES AND TERMS OF SALE

                  MBUSA shall offer to sell to Dealer and Dealer shall have the right to purchase from MBUSA Maybach Passenger Car Products in accordance with the provisions of this Agreement and the prices and other terms of sale that MBUSA shall establish and revise from time to time. Such revised prices or terms shall apply to any Maybach Product not invoiced to Dealer by MBUSA at the time the notice of such change is given to Dealer (in the case of Maybach Passenger Cars), or upon issuance of a new or modified parts price list or through change notices, letters, bulletins or revision sheets (in the case of Genuine Maybach Parts and Accessories), or at such other times as may be designated in writing by MBUSA.

         B.       AVAILABILITY AND ALLOCATION OF PRODUCTS

                  MBUSA will allocate Maybach Passenger Car Products among its passenger car dealers in a fair and equitable manner. MBUSA will, upon Dealer's request, explain the considerations and method used to allocate Maybach Passenger Car Products to Dealer.

         C.       DELIVERY OF PRODUCTS

                  MBUSA will ship Maybach Passenger Car Products to Dealer by whatever mode of transportation, by whatever route, and from whatever point MBUSA may select. Dealer shall pay MBUSA such charges as MBUSA in its sole discretion establishes for such transportation services.

         D.       PASSAGE OF TITLE

                  Title to each Maybach Passenger Car Product shall pass from MBUSA to Dealer, or to the financial institution designated by Dealer, upon MBUSA's receipt of payment for said Product and upon delivery of said Product to Dealer or to a carrier for transportation to Dealer.

         E.       RISK OF DAMAGE OR LOSS

                  Dealer shall bear the risk of damage to or loss of Maybach Passenger Car Products during transportation from the point of shipment; however, MBUSA will, if requested by Dealer in such manner and within such time as MBUSA may specify, prosecute claims for damage to or loss of Maybach Passenger Cars during said transportation against the responsible carrier for and on behalf of Dealer. To the extent required by law, Dealer shall notify the purchaser of a vehicle of any damage sustained by such vehicle prior to sale.

         F.       DELAY OR FAILURE OF DELIVERY

                  MBUSA shall not be liable for delay or failure to deliver Maybach Passenger Car Products that it has previously agreed to deliver, where such delay or failure to deliver is the result of any event beyond the control of MBUSA, including but not limited to any law or regulation of any governmental entity, acts of God, foreign or civil wars, riots, interruptions of navigation, shipwrecks, fires, floods, storms, strikes, lockouts, or other labor troubles, embargoes, blockades, or delay or failure of DCAG to deliver Maybach Passenger Car Products.

         G.       DIVERSION AND STORAGE CHARGES

                  Dealer shall be responsible for and shall pay all charges for demurrage, storage and other expense accruing after shipment to Dealer or to a carrier for transportation to Dealer. If diversions of shipments are made upon Dealer's request or are made by MBUSA as a result of Dealer's failure or refusal to accept shipments made pursuant to Dealer's orders, Dealer shall pay all additional charges and expenses incident to such diversions.

         H.       SECURITY INTEREST

                  1.       GRANT OF SECURITY INTEREST

                           As security for the full payment of all sums from time to time owed by Dealer to MBUSA under this Agreement, whether such sums are now or hereafter become due and owing, Dealer hereby grants to MBUSA a security interest in the following items for which MBUSA has not received payment (collectively referred to as "Collateral"):

                           (i) All Genuine Maybach Passenger Car Products and other related items delivered by MBUSA to Dealer hereunder on account (all such inventory hereinafter referred to collectively as "Inventory" and individually as "Item of Inventory"); and

                           (ii) All proceeds from any of the foregoing, including without limitation, insurance payable by reason of the loss, damage or destruction of any Item of Inventory; and all accounts and chattel paper of Dealer arising from its sale, lease or other disposition of Inventory now existing or hereafter arising, and all liens. securities, guarantees, remedies and privileges pertaining thereto, together with all rights and liens of Dealer relating thereto.

                  2.       DEFAULT IN PAYMENT

                           Dealer shall be in default of this Section I.H if:
                           (i) Dealer shall fail to pay any amounts secured hereby when due or fail to perform any obligations under this Section I in a timely manner; (ii) Dealer shall fail to pay any amounts secured pursuant to
                           Section I of the Mercedes-Benz Passenger Car and Light Truck Dealer Agreements when due or fail to perform any obligations under that Section I in a timely manner; (iii) there shall occur any material adverse change in the financial condition of Dealer; or (iv) Dealer shall dissolve or become insolvent or bankrupt; and, in any such case, MBUSA may declare all sums secured by this Section I.H immediately due and payable and MBUSA shall have all the rights and remedies afforded to a secured party after default under the Uniform Commercial Code or other applicable law in effect on the date of this Agreement.

                  3.       ASSEMBLY OF COLLATERAL, PAYMENT OF COSTS AND NOTICES

                           Dealer shall, if requested by MBUSA upon the occurrence of any default under Section I.H.2, assemble the Collateral and make it available to MBUSA at a place or places designated by MBUSA. Dealer also shall pay all costs of MBUSA, including without limitation, attorneys fees incurred with respect to the enforcement of any of MBUSA's rights under this Section I.H.

                  4.       RECORDING AND FURTHER ASSURANCES

                           Dealer shall provide any assistance necessary in the preparation of financing statements and such other instruments or documents and take any other action as MBUSA may request in order to create or maintain the security interest intended to be created by this
                           Section I.H, or to enable MBUSA to exercise and enforce its rights hereunder. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in lieu of a financing statement in any and all jurisdictions which accept such reproductions.

                  5.       RECORDS AND SCHEDULES OF INVENTORY

                           Dealer shall keep accurate records itemizing and describing the kind, type and quantity of Inventory and shall furnish to MBUSA within five (5) days of receipt of MBUSA's request therefor, a current schedule of inventory in form and substance satisfactory to MBUSA ("Schedule of Inventory"), which shall be true and accurate in all respects. A physical inventory shall be conducted no less than annually in connection with preparation of year-end financial statements of Dealer and, at MBUSA's request, a report of such inventory shall be promptly provided to MBUSA.

         I.       CHANGES OF DESIGN, SPECIFICATIONS OR OPTIONS

                  MBUSA may change the design or specifications of any Maybach Passenger Car Product or the options in any Maybach Passenger Car Product and shall be under no obligation to provide notice of same or to make any similar change to Maybach Passenger Car Products previously purchased by or shipped to Dealer. No change shall be considered a model year change unless so specified by MBUSA.

         J.       DISCONTINUANCE OF MANUFACTURE OR IMPORTATION

                  DCAG and/or MBUSA may discontinue the manufacture, importation or distribution of all or part of any Maybach Passenger Car Product, whether passenger car parts, options or accessories, including any model, series or body style of any Maybach Passenger Car at any time without any obligation or liability to Dealer by reason thereof.

         K.       MINIMUM VEHICLE INVENTORIES

                  Dealer agrees that it shall, at all times, maintain in showroom ready condition at least the minimum inventory of Maybach Passenger Cars that may be established by MBUSA from time to time.

         L.       PRODUCT MODIFICATIONS

                  Dealer agrees that it will not install aftermarket accessories or make any modifications to Maybach Passenger Cars that may impair or adversely affect their safety, emissions, structural integrity or performance.

II.      DEALER'S MARKETING AND SALES OF MAYBACH PASSENGER CAR PRODUCTS

         A.       DEALER'S GENERAL RESPONSIBILITIES

                  Dealer recognizes that customer satisfaction and the successful promotion and sale of Maybach Passenger Car Products are significantly dependent on Dealer's advertising and sales promotion activities. Therefore, Dealer at all times shall:

                  1. Actively and effectively promote and sell new Maybach Passenger Car Products to customers located within its Area of Influence;

                  2. Advertise and merchandise Maybach Passenger Car Products, and use current Maybach showroom displays, sales materials and other promotional media;

                  3. Organize a complete sales organization of the highest quality, ensure that its sale personnel meet the educational and management standards established by MBUSA, and, at Dealer's expense, have such personnel as are appropriate attend all training courses prescribed by MBUSA;

                  4. Comply with the Communications Guidelines and Graphic Standards, maintain a high standard of ethics in advertising, promoting and selling Maybach Passenger Car Products, and avoid engaging in any misrepresentation or unfair or deceptive practices. Dealer shall discontinue any advertising that MBUSA considers injurious to MBUSA's business or reputation or to the Maybach Marks, or that are likely to be violative of applicable laws or regulations; and

                  5. Accurately represent to customers the total selling price of Maybach Passenger Car Products. Dealer agrees to explain to customers of Maybach Passenger Car Products the items that make up the total selling price and to give the customers itemized invoices and all other information required by law. Dealer understands and hereby acknowledges that it may sell Maybach Passenger Car Products at whatever price Dealer desires.

         B.       EXPORT POLICY

                  Dealer is authorized to sell Maybach Passenger Cars only to customers residing in the United States of America and its territories (Guam, Puerto Rico, and Virgin Islands). Dealer agrees that it will not sell Maybach Passenger Cars for resale or use outside the United States of America or its territories. Dealer agrees to be bound by and comply with any export policy established by MBUSA.

         C.       DEALER ASSOCIATION

                  MBUSA considers participation by Maybach Passenger Car dealers in Dealer Advertising Associations to be a fundamental part of an overall marketing strategy for their businesses and Maybach Passenger Car Products. MBUSA urges Dealer to cooperate in the establishment of such an association and to fund its fair share of advertising and merchandising programs undertaken by the association.

         D.       PRE-OWNED VEHICLES

                  Dealer agrees to display and sell pre-owned Maybach vehicles at the Approved Location(s). Dealer shall participate in programs as specified by MBUSA for the sale of such vehicles, and shall maintain the minimum reasonable inventory established by MBUSA from time to time for such operations. Dealer shall conduct its pre-owned Maybach vehicle operations in conformance with all standards set forth in this Agreement.

         E.       AREA OF INFLUENCE

                  MBUSA will assign to Dealer a geographic area consisting of a collection of zip codes or census tracts that is called an Area of Influence ("AOI"). MBUSA may alter or adjust Dealer's AOI at any time. The AOI is a tool used by MBUSA to evaluate Dealer's performance of its primary obligations hereunder. Dealer agrees that it has no right or interest in any AOI and that MBUSA may add new dealers to or relocate dealers into Dealer's AOI. Any such addition or relocation of a dealer will result in an alteration or adjustment of Dealer's AOI.

         F.       EVALUATION OF DEALER'S MARKETING AND SALES PERFORMANCE

                  MBUSA will periodically evaluate Dealer's sales and marketing performance under this Agreement. Dealer's evaluation will be based on such reasonable criteria as MBUSA may establish, including without limitation: (i) Dealer's reasonable sales objectives that may be established by MBUSA; (ii) Dealer's sales of Maybach Passenger Cars as a percentage of registrations of Maybach Passenger Cars or Competitive Vehicles in Dealer's AOI; (iii) the registrations of Maybach Passenger Cars as a percentage of registrations of Competitive Vehicles in Dealer's AOI; (iv) Dealer's sales or registrations of Maybach Passenger Cars as compared to sales or registrations of Maybach Passenger Cars by authorized Maybach Passenger Car dealers in other areas, including but not limited to the metropolitan area, market and/or region in which Dealer is located; and (v) Dealer's performance in building and maintaining consumer satisfaction with Dealer and Maybach Passenger Car Products. MBUSA will review such evaluations with Dealer, and Dealer shall take prompt corrective action, if required, to improve its performance.

III.     DEALER'S SERVICE OBLIGATIONS

         A.       CUSTOMER SERVICE STANDARDS

                  Dealer and MBUSA agree that customer satisfaction and the future growth of their respective businesses is substantially dependent upon the ability of owners of Maybach Passenger Cars to obtain high-quality servicing from Dealer. Therefore, Dealer agrees to:

                  1. Provide prompt, efficient and courteous service of the highest quality for all Maybach Passenger Cars, regardless of where purchased and whether or not under warranty;

                  2. Accurately diagnose and advise customers of the necessary repairs, and obtain their consent prior to the initiation of such repairs;

                  3.       Professionally perform the necessary repairs; and

                  4.       Treat customers fairly at all times.

         B.       DEALER'S SPECIFIC SERVICE OBLIGATIONS

                  1.       PRE-DELIVERY INSPECTIONS AND SERVICE

                           Dealer shall perform pre-delivery inspections and service on each Maybach Passenger Car prior to sale and delivery thereof by Dealer in accordance with the Warranty Manual.

                  2.       WARRANTY REPAIRS AND POLICY SERVICE

                           Dealer shall promptly, courteously and efficiently perform (i) warranty repairs on each Maybach Passenger Car Product that qualifies for such repairs under the provisions of any warranty furnished therewith by MBUSA or DCAG, and (ii) such other inspections, repairs or corrections on Maybach Passenger Car Products as may be approved or authorized by MBUSA to be made at MBUSA's expense (hereinafter "policy service"). Dealer shall perform such repairs and service on each such Maybach Passenger Car Product as and when requested by the owner or user (or in the case of policy service when requested by MBUSA), without regard to where such Maybach Passenger Car Product was purchased and in accordance with the Warranty Manual. MBUSA agrees to compensate Dealer for all warranty repairs and policy service, including labor, diagnosis and Genuine Maybach Passenger Car Parts and Accessories, in accordance with procedures and at rates to be established from time to time by MBUSA. Unless otherwise approved in advance by MBUSA,

                           Dealer shall use only Genuine Maybach Passenger Car Parts and Accessories when performing Maybach warranty repairs and policy service. Warranty repairs and policy service are provided for the benefit of customers, and Dealer agrees that the customer shall not be obligated to pay any charges for such work or any other services for which Dealer is reimbursed by MBUSA, except as required by law.

                  3.       SERVICE CAMPAIGN INSPECTIONS AND CORRECTIONS

                           Dealer agrees to perform service campaign inspections and/or corrections for owners or users of all Maybach Passenger Car Products that qualify for such inspections and/or corrections in accordance with MBUSA's directives and the applicable procedures in the Warranty Manual. MBUSA agrees to reimburse Dealer for all replacement parts and/or other materials required and used in connection with such work and for labor according to such directives and the applicable provisions of the Warranty Manual.

                  4.       ROADSIDE ASSISTANCE PROGRAM

                           Dealer agrees to participate in the Mercedes-Benz Roadside Assistance Program as specified by MBUSA.

         C.       USE OF PARTS AND ACCESSORIES IN NON-WARRANTY SERVICE

                  Subject to the provisions of Sections I.L and III.B.2, Dealer has the right to sell, install or use for making non-warranty repairs products that are not Genuine Maybach Passenger Car Parts and Accessories.

                  1.       QUALITY STANDARDS

                           Dealer acknowledges, however, that its customers expect that any parts or accessories that Dealer sells, installs or uses in the sale, repair or servicing of Maybach Passenger Cars are, or meet the high quality standards of, Genuine Maybach Passenger Car Parts and Accessories. Dealer agrees that in sales, repairs or servicing where Dealer does not use Genuine Maybach Passenger Car Parts and Accessories, Dealer will utilize only such other parts or accessories as:

                           1. Will not adversely affect the mechanical operation of the Maybach Passenger Car being sold, repaired or serviced; and

                           2. Are equivalent in quality and design to Genuine Maybach Passenger Car Parts and Accessories.

                           Dealer further agrees that it will not offer to sell any parts or accessories that for reasons of quality or image are reasonably objected to by MBUSA.

                  2. DEALER'S DISCLOSURES AS TO USE OF AND WARRANTIES FOR NON-GENUINE PARTS AND ACCESSORIES

                           In order to avoid confusion and to minimize potential customer dissatisfaction, in any non-warranty instance where Dealer sells, installs or uses non-Genuine Maybach Passenger Car Parts or Accessories, Dealer shall disclose such fact to the customer and shall advise the customer that the item is not included in warranties furnished by MBUSA or DCAG. Such disclosure shall be written, conspicuous and stated on the customer's copy of the service or repair order or sale document. In addition, Dealer will clearly explain to the customer the extent of any warranty covering the parts or accessories involved and will deliver a copy of the warranty to the customer.

         D.       COMPLIANCE WITH SAFETY AND EMISSION CONTROL REQUIREMENTS

                  Dealer agrees to comply and operate consistently with all applicable provisions of the National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, including applicable rules and regulations issued from time to time thereunder, and all other applicable federal, state, and local motor vehicle safety and emission control statutes, rules, and regulations.

                  In the event that the laws of the state in which Dealer is located require motor vehicle dealers or distributors to install in new or used motor vehicles, prior to their sale, any safety devices or other equipment not installed or supplied as standard equipment by DCAG, then Dealer, prior to the sale of any Maybach Passenger Car on which such installations are required, shall properly install such devices or equipment on such Maybach Passenger Cars. Dealer shall comply with state and local laws pertaining to the installation and reporting of such equipment.

                  In the interest of motor vehicle safety and emission control, MBUSA and Dealer agree to provide to each other such information and assistance as may reasonably be requested by the other in connection with the performance of obligations imposed on either party by the National Traffic and Motor Vehicle Safety Act of 1966, and the Federal Clean Air Act, as amended, and their rules and regulations, and all other applicable federal, state and local motor vehicle safety and emission control statutes, rules and regulations.

                  Dealer further agrees that should MBUSA place any new Maybach Passenger Cars in Dealer's stock on retail hold pending the resolution of any federal or state regulatory compliance issue, MBUSA may, but shall not be required to, elect to repurchase said retail held Maybach Passenger Cars. Should MBUSA so elect,

                  Dealer agrees that it shall immediately sell the Maybach Passenger Cars back to MBUSA and withhold from retail sale all such Maybach Passenger Cars still in its inventory at the time of said election as MBUSA may reasonably determine. In the event of such a repurchase, the price to be paid by MBUSA to Dealer shall be only the price paid by the Dealer to MBUSA for said Maybach Passenger Car. MBUSA shall not be obligated to reimburse any other costs to Dealer with respect to Dealer's purchase or MBUSA's repurchase of the Maybach Passenger Cars. MBUSA shall make payment to the Dealer immediately upon transfer of title to the Maybach Passenger Car to MBUSA. During the period from MBUSA's repurchase of Maybach Passenger Cars until the Maybach Passenger Cars resale to Dealer, the subject Maybach Passenger Cars shall remain in the possession, custody and control of Dealer as bailee of MBUSA. Upon the occurrence of the resolution of the event requiring the issuance of the retail hold and Maybach Passenger Car repurchase via the issuance of appropriate repair instructions to the Dealer, MBUSA shall resell those Maybach Passenger Cars to Dealer and Dealer hereby agrees to accept those Maybach Passenger Cars and further agree that it will only retail sell the Maybach Passenger Cars upon completion of the work by dealer required to bring the Maybach Passenger Car into regulatory compliance."

         E.       COMPLIANCE WITH CONSUMER PROTECTION STATUTES, RULES AND
                  REGULATIONS

                  Dealer agrees to comply and operate consistently with all applicable provisions of consumer protection statutes, rules and regulations (hereinafter "consumer protection laws"). Because certain customer complaints may impose liability upon MBUSA under consumer protection laws, Dealer agrees to provide prompt notice to MBUSA of such complaints and take such other steps as MBUSA may require. Dealer also agrees to provide applicable required customer notifications and disclosures as prescribed by consumer protection laws. Dealer will do nothing to affect adversely MBUSA's rights under consumer protection laws.

IV.      DEALER'S SERVICE AND PARTS ORGANIZATION

         A.       ORGANIZATION AND STANDARDS

                  Dealer agrees to organize and maintain a complete service and parts organization of the highest quality, including diagnostic specialists, technicians and a sufficient complement of qualified service and parts personnel as recommended by MBUSA. Dealer's personnel will meet the educational, management and technical training standards reasonably established by MBUSA and, at Dealer's expense, will complete all service, parts and customer satisfaction training courses prescribed by MBUSA.

         B.       SERVICE EQUIPMENT AND SPECIAL TOOLS

                  Anything herein to the contrary notwithstanding, if MBUSA determines that Dealer requires Special Tools and Service Equipment to service a model of Maybach Passenger Cars, dealer acknowledges that it has no right to purchase such model from MBUSA unless and until it has acquired all such Special Tools and Service Equipment and completed all related training courses prescribed by MBUSA.

                  1.       SPECIAL TOOLS

                           Dealer agrees to purchase from MBUSA all Special Tools of Category A and B ("Category A and B Tools") as may be reasonably required by MBUSA and which are the minimum required for the service, maintenance, and repair of Maybach Passenger Cars regardless of size. Delivery of Category A and B Tools by MBUSA to Dealer will be automatic and via a timetable determined appropriate by MBUSA in its reasonable discretion. Dealer may also acquire, at their own discretion, Special Tools of Category C for larger scale repairs.

                           Dealer agrees to maintain all Special Tools in operational condition and in calibration as designated by MBUSA. Dealer will manage the inventory of Special Tools using a storage and inventory management system specified by MBUSA. Dealer agrees that such inventory will be subject to periodic inspection by MBUSA.

                           In the event a dealer utilizes its own body shop, dealer agrees to acquire Special Tools of Category K for use in the repair of Maybach Passenger Cars as specified by the repair procedure. Dealers that sublet body shop repairs shall use its best efforts to monitor, advise, and assure these locations are equipped with the necessary tools, repair instructions, and training support to perform the repairs.

                  2.       SERVICE EQUIPMENT

                           Dealer agrees to acquire approved Service Equipment designated as Basic Equipment ("BE") pursuant to the MBUSA Standard Service Equipment Program. Dealer agrees to maintain this equipment in operational condition and in calibration as designated by MBUSA.

         C.       PARTS STOCKING AND SERVICE LEVELS

                  Dealer agrees to maintain its parts stock at minimum stocking and service levels reasonably established by MBUSA.

         D.       AFTER-HOURS DELIVERY

                  Dealer agrees to provide MBUSA, upon request, access to a secure area for after-hours parts or passenger car delivery.

         E.       ASSISTANCE PROVIDED BY MBUSA

                  1.       SERVICE MANUALS AND MATERIALS

                           MBUSA agrees to make available to Dealer copies of such service manuals and bulletins, publications, computer software and technical data as MBUSA shall deem to be necessary for the needs of Dealer's service and parts organization. Dealer shall be responsible for keeping such manuals and materials current and available for consultation by its employees.

                  2.       FIELD PERSONNEL ASSISTANCE

                           To assist Dealer in handling its responsibilities under this Agreement, MBUSA agrees to make available qualified field personnel who will, from time to time, advise and counsel Dealer on service-related subjects, including service policies, product and technical adjustments, repair and replacement of product components, customer relations, warranty administration, service and parts merchandising, and personnel/management training.

         F.       EVALUATION OF DEALER'S SERVICE AND PARTS PERFORMANCE

                  MBUSA will periodically evaluate Dealer's: (i) service performance in areas such as dealer's service of Maybach Passenger Cars as a percentage of registrations of Maybach Passenger Cars in Dealer's AOI, customer satisfaction, warranty administration, service repairs, service management, facilities, operating procedures and new vehicle pre-delivery service; and (ii) parts purchases, sales, operations, facilities, tools and equipment. MBUSA will review such evaluations with Dealer, and Dealer shall take prompt action to improve the service and parts performance to satisfactory levels as MBUSA may require. Such action shall, if requested by MBUSA, include an action plan by Dealer for improvement of service and parts performance within a specific time period approved by MBUSA, including but not limited to the establishment of additional space, facilities or locations for such operations.

         G.       ADDITIONAL FACILITIES OR LOCATIONS

                  If, with MBUSA's prior written consent, Dealer establishes additional facilities or locations for its service and parts operations, Dealer shall meet the facilities, identification, organizational, equipment, parts stocking and other standards reasonably established by MBUSA from time to time for such facilities or locations.

V.       CUSTOMER SATISFACTION RESPONSIBILITIES

         The Maybach Mark is the symbol of automotive excellence. In furtherance of that image and reputation, MBUSA and Dealer agree to conduct their respective businesses in a manner that achieves the highest levels of customer satisfaction by marketing the finest products and providing the best service in the automotive industry.

         A.       DEALER'S CUSTOMER SATISFACTION OBLIGATIONS

                  Dealer will be responsible for satisfying Maybach customers in all matters except those that are directly related to product design and manufacturing. Dealer will take all reasonable steps to ensure that each customer is completely satisfied with Maybach Passenger Car Products and the services and practices of Dealer. Dealer will not engage in any practice or method of operation if its nature or quality may impair the reputation of MBUSA or Maybach Passenger Car Products.

                  1.       DEALER'S CUSTOMER SATISFACTION PLAN

                           Upon MBUSA's request, Dealer shall provide a detailed plan of Dealer's customer satisfaction program to MBUSA and shall implement such program on a continuous basis. This plan shall include an ongoing system for emphasizing customer satisfaction to all Dealer's employees, for training Dealer employees and for conveying to customers that Dealer is committed to the highest possible level of customer satisfaction.

                   2.       EMPLOYEE TRAINING

                            Dealer agrees to participate and to have its employees participate, at Dealer's expense, in Maybach customer satisfaction training as required by MBUSA.

                   3.       CUSTOMER ASSISTANCE RESPONSE SYSTEM

                            Dealer agrees to implement a system, approved by MBUSA, that will respond immediately to requests for customer assistance from MBUSA.

         B.       EVALUATION OF DEALER'S CUSTOMER SATISFACTION PERFORMANCE

                  MBUSA periodically will evaluate Dealer's customer satisfaction performance based on the following considerations and efforts by Dealer.

                  1. MBUSA will provide Dealer with Customer Relationship Index ("CRI") reports or such other equivalent data as will permit Dealer to assess its performance and maintain the highest level of customer satisfaction. Dealer agrees to review with its employees on a regular basis the results of the customer satisfaction reports or other data it receives.

                  2. Dealer shall continuously develop and implement specific action plans to improve its customer satisfaction performance and results. The plans are to be reviewed with MBUSA on a basis that MBUSA deems appropriate. Dealer will respond on a timely basis to requests from MBUSA to take action on unsatisfactory customer satisfaction matters and to commit necessary resources to remedy deficiencies reasonably specified by MBUSA.

VI.      DEALERSHIP FACILITIES AND IDENTIFICATION

         A.       LOCATION AND FACILITIES

                  Dealer shall provide Dealership Facilities at the Approved Location(s) that (i) will enable Dealer to effectively perform its responsibilities under this Agreement, (ii) are satisfactory in space, appearance, layout, equipment and corporate identification, and (iii) are otherwise substantially in accordance with the Dealer AOI Space Analysis Addendum, Dealership Facility Planning & Corporate Identification Manual, and such other standards as MBUSA may establish from time to time. In addition, Dealer agrees to acquire and maintain the Maybach Environment as outlined in the Maybach Dealer Franchise Guide. Dealer shall conduct its Dealership Operations only from the Approved Location(s). If the Approved Location(s) is comprised of more than one place of business, Dealer shall use each such place of business only for the purposes specified therefor in Paragraph F and the Final Paragraph of this Agreement, and, if applicable, in the Dealer AOI Space Analysis Addendum.

         B.       CHANGES AND ADDITIONS

                  Dealer shall not move, relocate or change the designated usage or function of the Approved Location(s) or any of the Dealership Facilities, or substantially modify any of the Dealership Facilities, nor shall Dealer or any person named in the Final Paragraph of this Agreement directly or indirectly establish or operate any other locations or facilities for the sale or servicing of Maybach Passenger Car Products or for the conduct of any other of the Dealership Operations contemplated by this Agreement, without the prior written consent of MBUSA. Any changes in the Approved Location(s) or the Dealership Facilities that may be agreed to by MBUSA and Dealer may be reflected in a new Agreement or in a new Dealer AOI Space Analysis Addendum.

         Dealer agrees that it shall conduct Dealership Operations only from location(s) and dealership facilities that are "Approved Location(s)" and "Dealership Facilities" under the Mercedes-Benz Passenger Car Dealer Agreement and Mercedes-Benz Light Truck Dealer Agreement.

         Dealer acknowledges that the addition of sales, service or parts operations for another line of vehicles to the Dealership Facilities or at the Approved Location(s) could adversely affect Dealer's sales, service and parts performance with respect to Maybach Passenger Car Products. Accordingly, to give MBUSA an adequate opportunity to evaluate the effect of such a proposed addition and to determine whether or not to consent thereto, Dealer agrees to notify MBUSA in writing at least sixty (60) days before Dealer enters into any agreement or letter of intent with respect to the addition of such sales, service or parts operations to the Dealership Facilities or at the Approved Location(s).

C.       DEALER'S OPERATING HOURS

         Dealer agrees to conduct Dealership Operations during all days and hours that are customary and lawful for such operations in the community or locality in which Dealer is located and in accordance with industry standards. In addition, when necessary to accommodate customer needs, Dealer shall extend its operating hours.

D.       CORPORATE IDENTITY

         Subject to applicable governmental statutes, ordinances and regulations, Dealer agrees to erect, display and maintain, at Approved Location(s) only and at Dealer's sole expense, such standard authorized product and service signs and other corporate identity elements as are specified in the Dealership Facility Planning & Corporate Identification Manual or otherwise required by MBUSA from time to time.

E.       EVALUATION OF DEALERSHIP FACILITIES

         MBUSA will periodically evaluate the Dealership Facilities. In making such evaluations, MBUSA may consider, among other things: the actual building and land provided by Dealer for the performance of its responsibilities under this Agreement; compliance with MBUSA's current requirements for Dealership Operations; the appearance, condition, layout and signage of the Dealership Facilities; and such other factors as in MBUSA's opinion may relate to Dealer's performance of its responsibilities under this Agreement. MBUSA will discuss such evaluations with Dealer, and Dealer shall take prompt action to comply with MBUSA's recommendations and minimum facility standards.

F.       OWNERSHIP AND USE OF MAYBACH MARKS

         1.       VALIDITY AND EXCLUSIVE OWNERSHIP OF MAYBACH MARKS

                  Dealer acknowledges the validity and DCAG's exclusive ownership of the Maybach Marks, and agrees not to contest the same during the term of the Agreement or at any time thereafter. Dealer and MBUSA agree to cooperate with each other in preventing any acts of trademark infringement or unfair competition with respect to any Maybach Mark, but DCAG or MBUSA shall have sole control over all actions and legal proceedings to redress infringement of or any unfair competition with respect to any Maybach Mark.

         2.       USE BY DEALER

                  MBUSA grants Dealer a non-exclusive license to use the Maybach Marks subject to the terms and conditions of the Agreement and the Dealership Facility Planning & Corporate Identification Manual. Dealer agrees that it will use the Maybach Marks only in connection with the sale and servicing of Maybach Passenger Car Products and only in such manner, at such location, to such extent, and for such purposes as MBUSA may specify from time to time. Dealer shall promptly change or discontinue its use of any Maybach Marks upon MBUSA's request. Dealer shall not use the Maybach Marks as part of its corporate or business name without MBUSA's prior written consent.

          3.       DISCONTINUANCE OF USE

                  Upon termination of this Agreement, Dealer agrees that it shall immediately:

                  a. Discontinue the use of the word Maybach and the Maybach Marks, or any semblance of same, including without limitation, the use of all stationery, telephone directory listing and other printed material referring in any way to Maybach or bearing any Maybach Mark;

                  b. Discontinue the use of the word Maybach or the Maybach Marks, or any semblance of same, as part of its business or corporate name, and file a change or discontinuance of such name with appropriate authorities;

                  c. Remove all product signs bearing said word(s) or Maybach Marks at Dealer's sole cost and expense;

                  d. Cease representing itself as an authorized Maybach Passenger Car dealer; and

                  e. Refrain from any action, including without limitation, any advertising, stating or implying that it is authorized to sell or distribute Maybach Passenger Car Products.

         4.       ENFORCEMENT

                  In the event Dealer fails to comply with the terms and conditions of this Section VI.F, MBUSA shall have the right, in its sole discretion, to effect compliance through litigation and/or to enter upon Dealer's premises and remove, without liability, all such product signs and identification bearing the word Maybach or any Maybach Mark. Dealer agrees that it shall reimburse MBUSA for any costs and expenses incurred in such litigation and/or removal, including reasonable attorney fees.

VII.     WARRANTIES

         The only warranties of MBUSA or DCAG applicable to Maybach Passenger Car Products shall be the New Vehicle Limited Warranty or such other written warranties that may be expressly furnished by MBUSA or DCAG. Except for its express limited liability under such written warranties, MBUSA and DCAG do not assume any additional warranty obligations or liabilities in connection with any Maybach Passenger Car Products. Dealer is not authorized to assume any additional obligations or liabilities on behalf of MBUSA or DCAG. Any such additional obligations assumed by Dealer shall be the sole responsibility of Dealer.

         Dealer shall expressly incorporate in full and without modification any warranty furnished by MBUSA or DCAG with a Maybach Passenger Car as a conspicuous part of each order form or other contract for the sale of such a Maybach Passenger Car by Dealer to any buyer. Dealer shall make available to the buyer of each Maybach Passenger Car Product prior to the purchase of such Maybach Passenger Car Product, copies of such applicable warranties as may be furnished by MBUSA or DCAG. Dealer shall also provide to the buyer of each Maybach Passenger Car Product, in full and without modification, any owner's manual, warranty booklet or other owner information which MBUSA or DCAG may provide to Dealer for delivery with such Maybach Product. Dealer agrees to abide by and implement in all other respects MBUSA's warranty procedures then in effect.

VIII.    CAPITAL, CREDIT, RECORDS AND UNIFORM SYSTEMS

         A.       NET WORKING CAPITAL

                  Dealer agrees to establish and maintain actual net working capital in an amount not less than the minimum net working capital specified by MBUSA. MBUSA will have the right to modify the amount of net working capital required, and Dealer agrees promptly to establish and maintain the required amount.

         B.       FLOORING AND LINES OF CREDIT

                  Dealer agrees to obtain and maintain at all times a confirmed and adequate flooring line with a bank or financial institution or other method of financing acceptable to MBUSA to enable Dealer to perform its obligations pursuant to this Agreement.

                  MBUSA may increase the required amounts of flooring or lines of credit, and Dealer agrees promptly to establish and maintain the increased amount.

                  Subject to the foregoing obligations, Dealer is free to do its financing business, wholesale, retail or both, with whomever it chooses and to engage in retail financing activity to the extent it desires.

         C.       PAYMENT TERMS

                  All monies or accounts due Dealer from MBUSA will be considered net of Dealer's indebtedness to MBUSA. MBUSA may deduct or offset any amounts due or to become due from Dealer to MBUSA, or any amounts held by MBUSA, from or against any sums or accounts due or to become due from MBUSA to Dealer; provided, however, that MBUSA shall not deduct or offset such amounts for any transaction where MBUSA has failed to provide written notice to Dealer of the amounts due within six (6) months of the transaction. Payments by Dealer to MBUSA shall be made in such a manner as prescribed by MBUSA and shall be applied against Dealer's indebtedness in accordance with MBUSA's policies and practices. If Dealer disputes any deduction or offset imposed by MBUSA pursuant to this Section VIII.C, it shall provide written notice of such dispute to MBUSA within ninety (90) days of the date on which MBUSA imposed such deduction or offset. If Dealer fails to provide such notice to MBUSA within that 90-day period, it shall be deemed to have waived any right that it may have to challenge such deduction or offset before any court, administrative agency or governmental body.

         D.       UNIFORM ACCOUNTING SYSTEM

                  Dealer agrees to maintain its financial books and records in accordance with the Mercedes-Benz Accounting Manual, as amended from time to time by MBUSA. In addition, Dealer shall furnish to MBUSA complete and accurate financial or operating information, including without limitation, a financial and/or operating statement covering the calendar month and calendar year-to-date operations and showing the true and accurate condition of Dealer's business. Dealer shall promptly furnish to MBUSA copies of any adjusted annual statements, including any and all adjusted, year-end statements prepared for tax or any other purposes.

                  All such information shall be furnished by Dealer to MBUSA via MBUSA's electronic communications network and in such a format and at such times as prescribed by MBUSA. If requested by MBUSA, Dealer shall furnish to MBUSA an audited annual financial statement.

         E.       RECORDS MAINTENANCE

                  Dealer agrees to keep complete, accurate and current records regarding its sale, leasing and servicing of Maybach Passenger Car Products for a minimum of seven (7) years, exclusive of any retention period required by any governmental entity. Dealer shall prepare, keep current and retain records in support of requests for reimbursement for warranty and policy work performed by Dealer in accordance with the Warranty Manual.

         F.       EXAMINATION OF DEALERSHIP ACCOUNTS AND RECORDS

                  MBUSA shall have the right at all reasonable times and during regular business hours to inspect the Dealership Facilities and to examine, audit and reproduce all records, accounts and supporting data relating to all dealership operations for any line of vehicles conducted in the Dealership Facilities or at the Approved Location(s), including without limitation, sales reporting, service and repair of Maybach Passenger Car Products by Dealer.

         G.       TAXES

                  Dealer shall be responsible for and duly pay all sales taxes, use taxes, excise taxes and other governmental or municipal charges imposed, levied or based upon the purchase or sale of Maybach Passenger Car Products by Dealer, and shall maintain accurate records of the same.

         H.       CONFIDENTIALITY

                  MBUSA agrees that it shall not provide any data or documents submitted to it by Dealer to any third party unless authorized by Dealer, required by law, or required to generate composite or comparative data for analytical purposes. Dealer agrees to keep confidential and not to disclose, directly or indirectly, any information that MBUSA designates as confidential.

         I. MERCEDES-BENZ DEALER COMMUNICATIONS SYSTEM AND PROPRIETARY MANUFACTURER SYSTEMS

                  MBUSA has established the Mercedes-Benz Dealer Communications System ("DCS") to retrieve information from and disseminate information to Dealer. The DCS (which is presently called NetStar) collects parts, warranty and financial data from Dealer, and provides access to various reports, data bases and administrative messages to Dealer. Dealer shall utilize the DCS to provide such information to

                  MBUSA as MBUSA shall specify from time to time. Dealer shall acquire, install and maintain at its expense the necessary equipment and systems compatible with the DCS, as well as other proprietary manufacturer systems, which are deemed necessary by MBUSA to transact business and serve customers in the most efficient manner.

         J.       SALES REPORTING

                  Dealer agrees to accurately report to MBUSA, with such relevant information as MBUSA may reasonably require, the delivery of each Maybach Passenger Car and pre-owned Maybach vehicle to an ultimate consumer by the end of the day in which the vehicle is delivered to such ultimate consumer, and to furnish MBUSA with such other reports as MBUSA may reasonably require in accordance with MBUSA's Ultimate Consumer DDR Reporting Provision or such other sales reporting requirements (i.e. reporting of sales, customer traffic, and customer order banks) as MBUSA may establish from time to time.

IX.      TRANSFERS

         A.       SALE OF ASSETS OR OWNERSHIP INTEREST

                  This is a personal service Agreement that MBUSA has entered into in reliance upon the personal qualifications, reputation, integrity, expertise and commitment of Owners and Dealer Operator. MBUSA has also entered into this Agreement in reliance on Dealer's agreement at all times to conduct Dealership Operations hereunder in conjunction with, and at the "Approved Location(s)" and "Dealership Facilities" for, its "Dealership Operations" under the Mercedes-Benz Passenger Car and Light Truck Dealer Agreements. For these reasons, Dealer agrees to obtain MBUSA's prior written consent to any proposed sale or transfer of Dealer's principal assets or any ownership interest of Owner, which consent shall not be unreasonably withheld; provided, however, that anything herein to the contrary notwithstanding, Dealer agrees that (i) it shall not sell or transfer any such assets or ownership interest relating to the conduct of Dealership Operations hereunder separate and apart from the assets or ownership interest relating to the conduct of "Dealership Operations" under the Mercedes-Benz Passenger Car and Light Truck Dealer Agreements, and that (ii) any such attempted sale or transfer shall be void and not binding on MBUSA.

                  MBUSA shall not be obligated, to execute a new Agreement with a proposed transferee of such assets or ownership interest unless Dealer first makes arrangements acceptable to MBUSA to satisfy any outstanding indebtedness to MBUSA.

         B.       RIGHT OF FIRST REFUSAL OR OPTION TO PURCHASE

                  Subject to Section IX.A., the parties agree as follows:

                  1.       RIGHTS GRANTED

                           If a proposal to sell Dealer's principal assets or transfer the majority ownership interest in Dealer is submitted by Dealer to MBUSA, or in the event of the death of the majority Owner of Dealer, MBUSA has a right of first refusal or option to purchase such assets or ownership interest, including any leasehold interest or realty. MBUSA's exercise of its right or option under this Section IX.B supersedes Dealer's right to transfer its interest in, or ownership of, the dealership. MBUSA's right or option may be assigned by it to any third party and MBUSA hereby guarantees the full payment to Dealer of the purchase price by such assignee. MBUSA may disclose the terms of any pending buy/sell agreement and any other relevant dealership performance information to any potential assignee. MBUSA's rights under this Section IX.B will be binding on and enforceable against any assignee or successor in interest of Dealer or purchaser of Dealer's assets.

                           Anything herein to the contrary notwithstanding, MBUSA shall not have a right of first refusal or option to purchase Dealer's principal assets or the majority interest in Dealer if the proposed transferee is the spouse or a child of an Owner and such spouse or child meets the criteria then currently used by MBUSA in qualifying owners of Maybach Passenger Car dealers. If the proposed transferee fails to meet such criteria due to insufficient personal qualifications or expertise, MBUSA may, in its sole discretion, approve the transfer subject to the proposed transferee's successful completion of such training as MBUSA may require. If the proposed transferee fails to complete such training successfully or otherwise fails to meet the criteria then currently used by MBUSA in qualifying such owners within the time period prescribed by MBUSA, MBUSA may thereafter exercise its right of first refusal or option to purchase under this Section IX.B.

                  2.       EXERCISE OF MBUSA'S RIGHTS

                           MBUSA shall have thirty (30) days from the following events within which to exercise its option to purchase or right of first refusal: (i) MBUSA's receipt of all data and documentation customarily required by it to evaluate a proposed transfer of ownership; (ii) MBUSA's receipt of notice from Dealer of the death of the majority Owner of Dealer, or
                           (iii) MBUSA's disapproval of any application submitted by Owner's heirs pursuant to Section X. MBUSA's exercise of its right of first refusal under this Section IX.B neither shall be dependent upon nor require its prior refusal to approve the proposed transfer.

                  3.       RIGHT OF FIRST REFUSAL

                           If Dealer has entered into a bona fide written buy/sell agreement for its dealership business or assets, MBUSA's right under this Section IX.B is a right of first refusal, enabling MBUSA to assume the buyer's rights and obligations under such buy/sell agreement, and to cancel this Agreement and all rights granted Dealer. Upon MBUSA's request, Dealer agrees to provide other documents relating to the proposed transfer and any other information which MBUSA deems appropriate, including, but not limited to, those reflecting other agreements or understandings between the parties to the buy/sell agreement. If Dealer refuses to provide such documentation or to state in writing that no such documents exist, it shall be conclusively presumed that the buy/sell agreement is not a bona fide agreement. If Dealer withdraws its proposal in writing within ten (10) days following Dealer's receipt of MBUSA's notice exercising its right of first refusal, such right shall be null and void.

                           If, as a result of MBUSA's exercise of its right of first refusal, Dealer is contractually obligated to reimburse the initial buyer for reasonable attorney's fees, broker's fees, title searches, property inspections, and other similar costs and fees that the buyer incurred in connection with the buy/sell agreement, MBUSA shall reimburse Dealer for such costs and fees in an amount up to but not exceeding Fifty Thousand Dollars ($50,000.00). Dealer shall provide MBUSA with all documents substantiating such costs and fees as MBUSA may reasonably request.

                  4.       OPTION TO PURCHASE

                           In the event of the death of the majority Owner or if Dealer submits a proposal which MBUSA determines is not bona fide or in good faith, MBUSA has the option to purchase the principal assets of Dealer utilized in Dealership Operations, including real estate and leasehold interest, and to cancel this Agreement and the rights granted Dealer hereunder. The purchase price of the dealership assets will be determined by good faith negotiations between the parties.

                  5.       DEALER'S OBLIGATIONS

                           Upon MBUSA's exercise of its right or option and tender of performance under the buy/sell agreement or upon whatever terms may be expressed in the buy/sell agreement, Dealer shall forthwith transfer the affected real property by warranty deed conveying marketable title free and clear of all liens, claims, mortgages, encumbrances, tenancies and occupancies. The warranty deed shall be in proper form for recording, and Dealer shall deliver complete possession of the property and deed at the time of closing. Dealer shall also furnish to MBUSA all copies of any easements, licenses or other documents affecting the property or Dealership Operations and shall assign any permits or licenses that are necessary or desirable for the use of or appurtenant to the property or the conduct of such operations. Dealer also agrees to execute and deliver to MBUSA instruments satisfactory to MBUSA conveying title to all personal property, including leasehold interests, involved in the transfer or sale to MBUSA. If any personal property is subject to any lien or charge of any kind, Dealer agrees to procure the discharge and satisfaction thereof prior to the closing of sale of such property to MBUSA.

X.       SUCCESSION RIGHTS UPON DEATH OR INCAPACITY

         A.       SUCCESSION TO OWNERSHIP AFTER DEATH OF OWNER

                  In the event that an Owner dies and his or her interest in Dealer passes directly to any person or persons ("Heirs") who wish to succeed to Owner's interest, then Owner's legal representative must notify MBUSA within sixty (60) days of the death of Owner of such Heir's or Heirs' intent to succeed Owner. The legal representative also must then designate a proposed Dealer Operator for MBUSA's approval. The effect of such notice from Owner's legal representative will be to suspend any notice of termination provided for in Section XI.B.4 issued hereunder.

                  Upon delivery of such notice, Owner's legal representative shall immediately request any person(s) identified by it as intending to succeed Owner and the designated candidate for Dealer Operator to submit an application and to provide all personal and financial information that MBUSA may reasonably and customarily require in connection with its review of such applications. All requested information must be provided promptly to MBUSA and in no case later than thirty (30) days after receipt of such request from Owner's legal representative. MBUSA shall have sixty (60) days after its receipt of all requested information in which to: (i) review such application(s) pursuant to the then current criteria generally applied by MBUSA in qualifying owners and/or dealer operators of Maybach Passenger Car dealers, and (ii) either approve or disapprove the application(s); provided, however, that if MBUSA does not receive such application(s) and all requested information within thirty (30) days of Owner's legal representative's request therefor, MBUSA shall have no obligation to review and approve or disapprove such application(s). If MBUSA approves the application(s), it shall offer to enter into a new Maybach Passenger Car Dealer Agreement with Owner's Heir(s) in the form then currently in use, subject to such additional conditions and for such term as MBUSA deems appropriate; provided, however, that anything herein to the contrary notwithstanding, MBUSA shall have no obligation to execute a new Maybach Passenger Car Dealer Agreement with

                  Owner's Heir(s) unless MBUSA approves such Heirs' application for, and such Heirs execute, a new Mercedes-Benz Passenger Car and Light Truck Dealer Agreement(s).

                  In the event that MBUSA does not approve the designated Heir(s) or designated candidate for Dealer Operator, or if Owner's legal representative withdraws his or her notice of the intent of Heir(s) to succeed as Owner(s), or if the legal representative or any proposed Owner or Dealer Operator fails to timely provide the required information, MBUSA may reinstate or issue a notice of termination. This Section X.A is subject to, and shall not be deemed to waive, MBUSA's right to exercise its option to purchase as set forth in Section IX.

                  If MBUSA has notified Dealer that it does not plan to continue to have a Maybach Passenger Car dealer in Dealer's AOI, MBUSA shall have no obligation to execute a new Maybach Passenger Car Dealer Agreement with Owner's Heir(s) pursuant to this
                  Section X.

         B.       INCAPACITY OF OWNER

                  The parties agree that, as used herein, incapacity shall refer to any physical or mental ailment that, in MBUSA's opinion, adversely affects an Owner's ability to meet his or her obligations under this Agreement. MBUSA may terminate this Agreement when an incapacitated Owner also is the Dealer Operator identified herein.

                  Prior to the effective date of any notice of termination, an incapacitated Owner who is also the Dealer Operator, or his or her legal representative, may propose a new candidate for the position of Dealer Operator. Such proposal shall be in writing and shall suspend any pending notice of termination until MBUSA advises Dealer of its approval or disapproval of the new candidate. Upon receipt of such notice, MBUSA and Dealer shall follow the qualification procedures set forth in Section X.A.

         C.       NOMINATION OF SUCCESSOR PRIOR TO DEATH OR INCAPACITY OF OWNER

                  An Owner owning a majority of Dealer's stock may nominate a candidate to assume ownership and/or the position of Dealer Operator of the dealership upon his or her death or incapacity.

                  As soon as practicable after such nomination, MBUSA will request such personal financial information from the nominated Owner and/or Dealer Operator candidate as it reasonably and customarily may require in evaluating such candidates. MBUSA shall apply criteria then currently used by MBUSA in qualifying owners and/or dealer operators of Maybach Passenger Car dealers. Upon receipt of all requested information, MBUSA shall either approve or disapprove such candidate. If MBUSA initially approves the candidate, said approval shall be reflected in a Successor Addendum and shall remain in effect for five (5) years if the proposed candidate continues to comply with the then current criteria used by MBUSA in qualifying such candidates. If MBUSA does not initially qualify the candidate, MBUSA agrees to review the reason(s) for its decision with Owner. Owner is free at any time to renew its nomination. However, in such instances, the candidate must again qualify pursuant to the then current criteria. Owner may, by written notice, withdraw a nomination at any time, even if MBUSA has previously qualified said candidate.

XI.      TERMINATION

         A.       VOLUNTARY TERMINATION BY DEALER

                  Dealer may voluntarily terminate this Agreement at any time by written notice to MBUSA, such termination to be effective thirty (30) days after receipt of the notice by MBUSA unless otherwise mutually agreed in writing.

         B.       TERMINATION FOR CAUSE

                  1.       IMMEDIATE TERMINATION

                           Dealer and MBUSA agree that the following conduct is within Dealer's control and is so contrary to the goals, purposes and objectives of this Agreement as to warrant its immediate termination. Accordingly, Dealer agrees that if it engages in any of the following types of conduct, MBUSA shall have the right to terminate this Agreement immediately:

                           a. Any conduct that warrants the termination of the Mercedes-Benz Passenger Car and/or Light Truck Dealer Agreement(s);

                           b. Any attempted or actual sale, transfer or assignment by Dealer of this Agreement or any of the rights granted Dealer hereunder, or any attempted or actual transfer, assignment or delegation by Dealer of any of the responsibilities assumed by it under this Agreement, without the prior written consent of MBUSA, including but not limited to any attempted or actual sale, transfer or assignment of Dealer's principal assets or any ownership interest of Owner relating to the conduct of Dealership Operations hereunder separate and apart from the assets or ownership interest relating to the conduct of "Dealership Operations" under the Mercedes-Benz Passenger Car and/or Light Truck Dealer Agreement(s);

                           c. Subject to the provisions of Section IX, a change by operation of law or otherwise in the direct or indirect ownership of Dealer, whether voluntary or involuntary, from that set forth in the Final

                                   Paragraph of this Agreement, except as
                                   expressly permitted herein, without the prior written consent of MBUSA;

                           d.      Removal, resignation, withdrawal or
                                   elimination from Dealer for any reason of the Dealer Operator; provided, however, MBUSA shall give Dealer a reasonable period of time within which to replace such person with a Dealer Operator satisfactory to MBUSA;

                           e.      The failure of Dealer to conduct all
                                   Dealership Operations required by this
                                   Agreement during and for not less than the customary and lawful hours for five (5) consecutive business days, except in the event such closure or cessation of operation is caused by some physical event beyond the control of the Dealer, such as strikes, civil war, riots, fires, floods, earthquakes, or other acts of God;

                           f. Any undertaking by Dealer to conduct, directly or indirectly, any of the Dealership Operations at a location or facility other than those specified in Paragraph F and the Final Paragraph of this Agreement for that Dealership Operation;

                           g. Insolvency of Dealer; voluntary institution by Dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law; institution against Dealer of any proceeding under the federal bankruptcy laws or under any state insolvency law which is not vacated within thirty (30) days from the institution thereof; appointment of a receiver, trustee or other officer having similar powers for Dealer or Dealer's business, provided such appointment is not vacated within thirty (30) days of the date of such appointment; execution by Dealer of an assignment for the benefit of creditors; or any levy under attachment, foreclosure, execution or similar process whereby a third party acquires rights to a significant portion of the assets of Dealer necessary for the performance of Dealer's responsibilities under this Agreement or to the operation or ownership of Dealer, which is not within thirty (30) days from the date of such levy vacated or removed by payment or bonding;

                           h. Any material misrepresentation by Dealer or any person named in the Final Paragraph of this Agreement as to any fact relied on by MBUSA in entering into, amending or continuing with this Agreement, including without limitation any representation concerning the ownership, management or capitalization of the Dealer;

                           i. The conviction in a court of original jurisdiction of Dealer or Owner of a crime affecting the Dealership Operations or of any felony, or any willful failure of Dealer to comply with the provisions of any laws, ordinances, rules, regulations or orders relating to the conduct of Dealership Operations;

                           j. Submission by Dealer to MBUSA of: (i) a knowingly false or fraudulent report or statement; (ii) a knowingly false or fraudulent claim (or statement in support thereof) for payment, reimbursement or for any discount, allowance, refund, rebate, credit or other incentive under any plan that may be offered by MBUSA, whether or not Dealer offers or makes restitution; (iii) false financial information; (iv) false sales reporting data; or (v) any false report or statement relating to pre-delivery inspection, testing, warranties, service, repair or maintenance required to be performed by Dealer; or

                           k. The failure of Dealer to obtain or maintain any license, permit or authorization necessary for the conduct by Dealer of Dealership Operations pursuant to this Agreement, or the suspension or revocation of such license, permit or authorization.

                  2.       TERMINATION UPON SIXTY DAYS NOTICE

                           The following conduct violates the terms and conditions of this Agreement and, if Dealer engages in such conduct, MBUSA shall have the right to terminate this Agreement upon sixty (60) days notice if Dealer fails to cure such conduct within the sixty-day period provided in such notice:

                           a. Failure of Dealer to pay MBUSA for any Maybach Passenger Car Products;

                           b. Failure of Dealer to establish or maintain the required net working capital or adequate flooring and lines of credit;

                           c. Any dispute, disagreement or controversy among managers, officers or Owners of Dealer that, in the reasonable opinion of MBUSA, adversely affects the ownership, operation, management, business, reputation or interests of Dealer or MBUSA;

                           d. Impairment of the reputation or financial standing of Dealer subsequent to the execution of this Agreement;

                           e. Refusal to permit MBUSA to examine or audit Dealer's accounting records as provided herein upon receipt by Dealer from MBUSA of written notice requesting such permission or information;

                           f. Failure of Dealer to timely furnish accurate sales or financial information and related supporting data; or

                           g. Breach or violation by Dealer of any other term or provision of this Agreement.

                  3.       TERMINATION FOR FAILURE OF PERFORMANCE

                           If, upon evaluation of Dealer's performance pursuant to Sections II.E, IV.F, V.B or VI.E herein, MBUSA concludes that Dealer has failed to perform adequately its marketing and sales, service or customer satisfaction responsibilities or to provide adequate dealership facilities, MBUSA shall issue to Dealer a Dealer Improvement Addendum notifying it of such failure(s). MBUSA will endeavor to review promptly with Dealer the nature and extent of such failure(s) and will grant Dealer one hundred eighty
                           (180) days or such other period as may be required by law to correct such failure(s). If Dealer fails or refuses to correct such failure(s) or has not made substantial progress towards remedying such failure(s) at the expiration of such period, MBUSA may terminate this Agreement upon sixty (60) days notice or such other notice as may be required by law.

                  4.       TERMINATION UPON DEATH OR INCAPACITY

                           Subject to certain exceptions identified in Section X, MBUSA may terminate this Agreement in the event of the death of an Owner or upon the incapacity of any Owner who is also the Dealer Operator, upon written notice to Dealer and such Owner's legal representative. Termination upon either of these events shall be effective ninety (90) days from the date of such notice.

         C.       TERMINATION UPON TERMINATION OF DISTRIBUTORSHIP

                  MBUSA may terminate this Agreement at any time by written notice to Dealer, such termination to be effective thirty (30) days after receipt of notice by Dealer unless otherwise mutually agreed in writing, if any licensing or distribution agreement pursuant to which MBUSA is distributor for Maybach Passenger Car Products in the United States of America shall terminate or be terminated.

         D.       TERMINATION FOR FAILURE OF MBUSA TO BE LICENSED

                  If MBUSA fails to obtain or maintain any license, permit or authorization necessary for MBUSA's performance of its obligations under this Agreement or if such license, permit or authorization is suspended or revoked, and such

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                  suspension or revocation continues for a period of five (5)
                  days, either party may immediately terminate this Agreement by giving notice to the other party.

         E. TERMINATION UPON OFFERING TO ENTER INTO A NEW OR AMENDED PASSENGER CAR DEALER AGREEMENT

                  MBUSA may terminate this Agreement at any time by giving Dealer ninety (90) days prior notice thereof and offering to enter into a new or amended form of Maybach Passenger Car Dealer Agreement with Dealer in a form being offered generally to Maybach Passenger Car dealers.

         F.       NOTICE OF TERMINATION

                  Any notice of termination under this Agreement shall be in writing and shall be mailed to the person(s) designated to receive such notice, via overnight mail, or shall be delivered in person. Such notice shall be effective upon the date of receipt. MBUSA shall state the grounds on which it relies in its termination of Dealer, and shall have the right to amend such notice as appropriate. MBUSA's failure to refer to additional grounds for termination shall not constitute a waiver of its right later to rely upon such grounds.

         G.       CONTINUANCE OF BUSINESS RELATIONS

                  Upon receipt of any notice of termination, Dealer agrees to conduct itself and its operation until the effective date of termination in a manner that will not injure the reputation or goodwill of the Maybach Marks or MBUSA.

         H.       REPURCHASE PROVISIONS

                  1.       MBUSA's Obligations

                           Upon the termination of this Agreement, MBUSA shall have the right to cancel any and all shipments of Maybach Passenger Car Products scheduled for delivery to Dealer, and MBUSA shall repurchase from Dealer the following:

                           a. New, unused, unmodified and undamaged Maybach Passenger Cars then unsold in Dealer's inventory that are of the then current or prior model year. The prices of such passenger cars shall be the same as those at which they were originally purchased by Dealer, less all prior refunds or other allowances made by MBUSA to Dealer with respect thereto.

                           b. New, unused and undamaged Genuine Maybach Passenger Car Parts and Accessories then unsold in Dealer's inventory that are in good and saleable condition and are listed in the current parts



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

                                   catalog. The prices for such parts and
                                   accessories shall be the prices last
                                   established by MBUSA for the sale of
                                   identical parts or accessories to Maybach
                                   Passenger Car dealers in the area in which Dealer is located.

                           c. Special service tools recommended by MBUSA and then owned by Dealer and that are especially designed for servicing Maybach Passenger Cars. The prices for such special service tools will be the price paid by Dealer less depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

                           d.      Signs that MBUSA has recommended for
                                   identification of Dealer. The price of such signs shall be the price paid by Dealer less appropriate depreciation calculated on a straight-line basis over a three-year period, or such other price as the parties may negotiate.

                  2.       DEALER'S RESPONSIBILITIES

                           MBUSA's obligations to repurchase the items set forth in this Section XI.H are contingent upon Dealer fulfilling all of the following obligations:

                           a. Within thirty (30) days after the effective date of termination of this Agreement, Dealer shall deliver or mail to MBUSA a detailed inventory of all items referred to in this
                                   Section XI.H that it requests MBUSA
                                   repurchase and shall certify that such list is true and accurate.

                           b.      Dealer shall be entitled to request
                                   repurchase of only those items that it
                                   purchased from MBUSA, unless MBUSA agrees otherwise.

                           c. Dealer will deliver to MBUSA at MBUSA's place of business and at Dealer's expense all Maybach Passenger Car Products and special service tools to be repurchased by MBUSA. If Dealer fails to do so, MBUSA may transfer such items and deduct the cost therefor from the repurchase price.

                           d. Dealer will execute and deliver to MBUSA instruments satisfactory to MBUSA conveying good and marketable title to the aforesaid items to MBUSA. If such items are subject to any lien or charge of any kind, Dealer will procure the discharge in satisfaction thereof prior to their repurchase by MBUSA. Dealer will comply with the requirements of any state or federal laws that relate to the repurchase, including bulk sales or transfer laws.



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

                           e. Dealer will provide to MBUSA in writing the names and addresses of all of its Maybach Passenger Car service customers.

                           f. Dealer will deliver to MBUSA at MBUSA's place of business or to a third person designated by MBUSA and at Dealer`s expense any and all sales instruction manuals, promotional materials, technical or service literature, advertising and other printed material, computer hardware and software or other media relating to Maybach Passenger Car Products then in Dealer's possession and that were acquired or obtained by Dealer from MBUSA.

                           g. Dealer will remove, at its own expense, all signage and corporate identification from Dealer's Approved Location(s), including all Maybach Marks, before it is eligible for payment hereunder.

                  3.       Payment by MBUSA

                           MBUSA will pay Dealer for such items as Dealer may request be repurchased and that qualify hereunder as soon as practicable upon Dealer's compliance with all of the obligations set forth herein and upon computation of any outstanding indebtedness of Dealer to MBUSA.

                           MBUSA shall have the right to offset from any amounts due to Dealer hereunder the total sum of Dealer's outstanding indebtedness to MBUSA.

                           If Dealer disagrees with MBUSA's valuation of any item herein, and Dealer and MBUSA have not resolved their disagreement within ninety (90) days of the effective date of termination of this Agreement, MBUSA shall pay to Dealer the amount to which it reasonably believes Dealer is entitled.

XII.     DEFENSE AND INDEMNIFICATION

         A.       DEFENSE AND INDEMNIFICATION BY MBUSA

                  MBUSA agrees to assume the defense of Dealer and to indemnify and hold Dealer harmless in any lawsuit naming Dealer as a defendant and involving any Maybach Passenger Car Product when the lawsuit also involves allegations of:

                  1. Bodily injury or property damage arising out of an occurrence allegedly caused solely by a defect or failure to warn of a defect in design, manufacture or assembly of a Maybach Passenger Car Product, provided that the defect could not reasonably have been discovered by Dealer during the pre-delivery inspections and service of the Maybach Passenger Car Product or otherwise;

                  2. Any misrepresentation or misleading statement or unfair or deceptive trade practice of MBUSA; or

                  3. Any substantial damage to a Maybach Passenger Car Product purchased by Dealer from MBUSA that was repaired by MBUSA and where Dealer had not been notified of such damage in writing prior to the delivery of the subject passenger car, part or accessory to a retail customer; and

                           Provided:

                  4. That Dealer delivers to MBUSA, in a manner to be designated by MBUSA, within twenty (20) days of the service of any summons or complaint, copies of such documents and requests in writing a defense and/or indemnification therein (except as provided in Section XII.D below);

                  5. That the complaint does not involve allegations of Dealer misconduct, including but not limited to, improper or unsatisfactory service or repair, misrepresentation, or any claim of Dealer's unfair or deceptive trade practice;

                  6. That the Maybach Passenger Car Product which is the subject of the lawsuit was not altered by or for Dealer;

                  7. That Dealer agrees to cooperate fully in the defense of such action as MBUSA may reasonably require; and

                  8. That Dealer agrees that MBUSA may offset any recovery on Dealer's behalf against any indemnification that may be required hereunder.

         B.       DEFENSE AND INDEMNIFICATION BY DEALER

                  Dealer agrees to assume the defense of MBUSA or DCAG and to indemnify and hold them harmless in any lawsuit naming MBUSA or DCAG as a defendant when the lawsuit involves allegations of:

                  1. Dealer's failure to comply, in whole or in part, with any obligation assumed by Dealer under this Agreement;

                  2. Dealer's negligent or improper inspection, preparation, repair or servicing of a new or used Maybach Passenger Car Product, or such other motor vehicles or equipment as may be sold or serviced by Dealer;

                  3. Dealer's alleged breach of any contract or warranty other than that provided by MBUSA or DCAG;

                  4. Dealer's alleged misleading statements, misrepresentations, or deceptive or unfair trade practices;

                  5. Any modification or alteration made by or on behalf of Dealer to a Maybach Passenger Car Product, except those made pursuant to the express written instruction or with the express written approval of MBUSA;

                  6. Any change in the employment status or in the terms or conditions of employment of any officer, employee or agent of Dealer or of any Owner or the Dealer Operator, including but not limited to claims for breach of employment contract, wrongful termination or discharge, tortious interference with contract or economic advantage, and similar claims; and

                           Provided

                  7. That MBUSA delivers to Dealer, within twenty (20) days of the service of any summons or complaint, copies of such documents, and requests in writing a defense and/or indemnification therein (except as provided in Section XII.D below);

                  8. That MBUSA agrees to cooperate fully in the defense of such action as Dealer may reasonably require; and

                  9. That the complaint does not involve allegations of liability premised upon MBUSA's separate conduct or omissions.

         C.       CONDITIONAL DEFENSE AND/OR INDEMNIFICATION

                  In agreeing to defend and/or indemnify each other, Dealer and MBUSA may make their agreement conditional on the continued existence of the state of facts as then known to such party and may provide for the withdrawal of such defense and/or indemnification at such time as facts arise which, if known at the time of the original request for a defense and/or indemnification, would have caused either Dealer or MBUSA to refuse such request.

                  The party withdrawing from its agreement to defend and/or indemnify shall give timely notice of its intent to withdraw. Such notice shall be in writing and shall be effective upon receipt. The withdrawing party shall be responsible for all costs and expenses of defense up to the date of receipt of its notice of withdrawal.

         D.       THE EFFECT OF SUBSEQUENT DEVELOPMENTS

                  In the event that subsequent developments in a case make clear that the allegations which initially preclude a request or an acceptance of a request for a defense and/or indemnification are no longer at issue therein or are without foundation, any party having a right to a defense and/or indemnification hereunder may tender such request for a defense and indemnification to the other party. Neither Dealer nor MBUSA shall be required to agree to such subsequent request for a defense and/or indemnification where that party would be unduly prejudiced by such delay.

         E.       TIME TO RESPOND AND RESPONSIBILITIES OF THE PARTIES

                  Dealer and MBUSA shall have sixty (60) days from the receipt of a request for a defense and/or indemnification to conduct an investigation to determine whether or not, or under what conditions, it may agree to defend and/or indemnify pursuant to this Section.

                  If local rules require a response to the complaint in the lawsuit prior to the time provided hereunder for a response to such request, the requesting party shall take all steps necessary, including obtaining counsel, to protect its own interest in the lawsuit until Dealer or MBUSA assumes the requested defense and/or indemnification. In the event that Dealer or MBUSA agrees to assume the defense and/or indemnification of a lawsuit, it shall have the right to engage and direct counsel of its own choosing and, except in cases where the request is made pursuant to Section XII.D above, shall have the obligation to reimburse the requesting party for all reasonable costs and expense, including actual attorneys' fees, incurred prior to such assumption.

XIII.    NOTICE OF BREACH OR FAILURE TO ACT IN GOOD FAITH

         In the interest of maintaining a harmonious relationship between MBUSA and Dealer, if Dealer believes that MBUSA has breached this Agreement or has failed to act in good faith toward Dealer, Dealer shall report its belief and the bases therefor promptly, in writing, to the President or a Vice President of MBUSA. For the purposes of this
         Section XIII, the term "good faith" shall mean MBUSA and its representatives acting in a fair, honest, commercially reasonable, equitable, and impartial manner toward Dealer. It is the intention of the parties that the purpose of the requirement of such notification by Dealer is to afford MBUSA sufficient opportunity to consider the claim of Dealer and if, in the sole determination of MBUSA, such claim is found to be meritorious, to undertake such measures as may be necessary to correct the condition of which Dealer complains.

 XIV.    GENERAL PROVISIONS

         A.       NOTICES

                  Except as otherwise specifically provided herein, any notice required to be given by either party to the other shall be in writing, shall be delivered personally or by mail to the party at its address as stated in this Agreement, and shall be effective upon receipt by hand delivery or upon mailing.

         B.       NO IMPLIED WAIVERS

                  The failure of either party at any time to require performance by the other party of any provision herein shall in no way affect the right of such party to require such performance at any time thereafter. The waiver by any party of a breach of any provision herein shall not constitute a waiver of any succeeding breach of the same or any other provision or constitute a waiver of the provision itself.

         C.       SOLE AGREEMENT OF THE PARTIES

                  This Agreement terminates and supersedes all prior agreements between the parties relating to the subject matters covered herein. There are no prior agreements or understandings, either oral or written, between the parties affecting this Agreement or relating to the sale or service of Maybach Passenger Car Products, except as otherwise specifically provided for or referred to in this Agreement. Dealer acknowledges that no representations or statements other than those expressly set forth therein were made by MBUSA or any officer, employee, agent, or representative thereof, or were relied upon by Dealer in entering into this Agreement.

         D.       DEALER NOT AN AGENT OR REPRESENTATIVE

                  Dealer is an independent business. This Agreement does not constitute Dealer the agent or legal representative of MBUSA or DCAG for any purpose whatsoever. Dealer is not granted any express or implied right or authority to assume or create any obligation on behalf of or in the name of MBUSA or DCAG or to bind MBUSA or DCAG in any manner whatsoever. No fiduciary obligations are created by this Agreement.

         E.       ASSIGNMENT OF RIGHTS OR DELEGATION OF DUTIES

                  This is a personal service agreement and may not be assigned or sold in whole or in part, directly or indirectly, voluntarily or by operation of law, without the prior written consent of MBUSA. Any attempted transfer, assignment or sale without MBUSA's prior written consent will be void and not binding upon MBUSA.

         F.       NO FRANCHISE FEE

                  Dealer warrants that it has paid no fee, nor has it provided any goods or services in lieu of same, to MBUSA in consideration of entering into this Agreement. The sole consideration for MBUSA's entering into this Agreement is Owner's and Dealer Operator's ability, integrity, assurance of personal services, and expressed intention to deal fairly and equitably with MBUSA and the public.

         G.       BENEFIT

                  This Agreement is entered into by and between MBUSA and Dealer for their sole and mutual benefit. Neither this Agreement nor any specific provision contained in it is intended or shall be construed to be for the benefit of any third party.

         H.       NEW JERSEY LAW

                  This Agreement shall be deemed to have been entered into in the State of New Jersey, and all questions concerning the validity, interpretation, or performance of any of its terms, or of any contractual rights or obligations of the parties hereto, shall be governed by and resolved in accordance with the internal laws of the State of New Jersey, including, without limitation, its statutes of limitations.

XV.      DEFINITIONS

         As used in this Agreement, the parties agree that the following terms shall be defined exclusively as set forth below.

         A. DEALER: The natural person or entity that executes the Agreement and is authorized by MBUSA to sell and service Maybach Passenger Car Products as defined herein.

         B. OWNER: The persons identified in Paragraph D and the Final Paragraph of this Agreement.

         C. DEALER OPERATOR: The person identified in Paragraph E and the Final Paragraph of this Agreement.

         D. DEALERSHIP FACILITIES: The buildings, improvements, fixtures and equipment situated at the Approved Location(s) and identified in Paragraph F and the Final Paragraph of this Agreement.

         E. APPROVED LOCATION(S): The location(s) and any facilities thereon designated in Paragraph F and the Final Paragraph of this Agreement that MBUSA has approved for the Dealership Operation(s) specified therein.

         F. DEALERSHIP OPERATIONS: All dealer functions contemplated by this Agreement including, without limitation, sale and servicing of Maybach Passenger Car Products, use and display of Maybach Marks and Maybach Passenger Car Products, rental and leasing of Maybach Passenger Cars, sale of pre-owned Maybach vehicles, body shop work, financing or insurance services and any other activities undertaken by Dealer in connection with Maybach Passenger Car Products whether conducted directly or indirectly by Dealer.

         G. DCAG: DaimlerChrysler Aktiengesellschaft, a corporation of the Federal Republic of Germany and the owner of the Maybach Marks, and any successor thereto.

         H. MAYBACH MARKS: The various Maybach trademarks, service marks, names, logos and designs that Dealer is authorized to use in the sale and servicing of Maybach Passenger Car Products.

         I. MAYBACH PASSENGER CARS: All new Maybach Passenger Cars that MBUSA is authorized to sell to Maybach Passenger Car dealers in the United States of America pursuant to a written distribution agreement between DCAG and MBUSA, and that MBUSA, in its sole discretion, sells to Dealer for resale.

         J. GENUINE MAYBACH PASSENGER CAR PARTS AND ACCESSORIES: All Maybach Passenger Car parts and accessories manufactured by or on behalf of MBUSA or DCAG and such other parts and accessories specifically approved by DCAG for use in servicing Maybach Passenger Cars that MBUSA sells to Dealer for resale.

         K. MAYBACH PASSENGER CAR PRODUCTS: All Maybach Passenger Cars and Genuine Maybach Passenger Car Parts and Accessories that MBUSA sells to Dealer for resale.

         L. COMPETITIVE VEHICLES: Those new vehicles that are considered by MBUSA to be directly competitive with Maybach Passenger Cars.

         M. WARRANTY MANUAL: The Mercedes-Benz Warranty Policies and Procedures Manual.

         N. MERCEDES-BENZ PASSENGER CAR DEALER AGREEMENT: The Mercedes-Benz Passenger Car Dealer Agreement between MBUSA and Dealer.

         O. MERCEDES-BENZ LIGHT TRUCK DEALER AGREEMENT: The Mercedes-Benz Light Truck Dealer Agreement between MBUSA and Dealer.

XVI.     ADDITIONAL PROVISIONS

         In consideration of MBUSA's agreement to appoint Dealer as a Maybach Passenger Car dealer, Dealer further agrees:

         All terms and conditions in this Agreement inconsistent with the laws and rules of the State of Florida are of no force and effect.

         If any provision herein contravenes the laws or regulations of any state or other jurisdiction wherein this agreement is to be performed, or denies access to the procedures, forums, or remedies provided for by such laws or regulations, such provision shall be deemed to be modified to conform to such laws or regulations, and all other terms and provisions shall remain in full force.